FOR IMMEDIATE RELEASE
August 12, 2006

Contact:  Jesus R. Adia
          President and Chief Executive Officer
         (718) 677-4425

  Flatbush Federal Bancorp, Inc. Reports 2006 Second Quarter Operating Results

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net loss of $4,000 for the quarter ended June 30, 2006 as compared to $86,000, or $0.036 per share for the same quarter in 2005.

The Company's assets increased $7.9 million, or 5.5%, to $151.9 million as of June 30, 2006 from $144.0 million at December 31, 2005. Cash and cash equivalents decreased $1.6 million, or 32.7%, to $3.3 million at June 30, 2006 from $4.9 million at December 31, 2005. Loans receivable increased $6.0 million, or 6.2% to $102.6 million as of June 30, 2006 from $96.6 million as of December 31, 2005. Mortgage-backed securities increased $3.2 million, or 12.5%, to $28.8 million as of June 30, 2006 from $25.6 million as of December 31, 2005. Investment securities decreased $819,000, or 10.5%, to $7.0 million as of June 30, 2006 from $7.8 million as of December 31, 2005.

Total deposits decreased $834,000, or 0.8%, to $108.4 million at June 30, 2006 from $109.2 million at December 31, 2005. Advances from Federal Home Bank of NY increased $8.6 million, or 50.6%, to $25.6 million at June 30, 2006 from $17.0 million at December 31, 2005.

Total stockholders' equity increased $65,000 to $16.1 million as of June 30, 2006 from $16.0 million as of December 31, 2005.

Advances from the Federal Home Loan Bank of NY were invested in mortgage-backed securities and loans receivable consisting of residential, commercial, construction and mixed-use properties. Net of prepayments and amortizations, the Association recorded an increase of $6.0 million in loans receivable. Similarly, the Association recorded a net increase of $3.2 million in mortgage-backed securities. Repayments in investment securities resulted in the net decrease of $819,000. Cash and cash equivalents decreased $1.6 million due to funding of investment and loan commitments and savings withdrawals.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases will be made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock will be held as treasury stock and will be available for general corporate purposes. As of June 30, 2006, shares have been repurchased 24,740.

INCOME INFORMATION - Three month periods ended June 30, 2006 and 2005

Net income decreased $90,000, or 104.7%, to ($4,000) for the quarter ended June 30, 2006 from $86,000 for the quarter ended June 30, 2005. The decrease in earnings for the quarter was primarily due to increases of $80,000 in interest expense on deposits, $250,000 in interest expense on borrowings from FHLB, $34,000 in provision for loan losses and a $55,000 increase in non-interest expenses, offset in part by an increase of $245,000 in interest income, an increase of $28,000 in non-interest income and a $56,000 decrease in income taxes.

INCOME INFORMATION - Six-month periods ended June 30, 2006 and 2005

Net income decreased $150,000, or 79.4%, to $39,000 for the six months ended June 30, 2006 from $189,000 for the six months ended June 30, 2005. The decrease in earnings was primarily due to increases of $150,000 in interest expense on deposits, $486,000 in interest expense on FHLB borrowings, $123,000 in non-interest expense, and $37,000 in provision for loan losses, offset in part by an increase of $468,000 in interest income, an increase of $65,000 in non-interest income, and a decrease of $113,000 in income taxes.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

(in thousands)                             JUNE 30        DECEMBER 31
                                             2006             2005
                                        -----------------------------
Total Assets                            $    151,878     $    143,953
Loans Receivable                             102,612           96,591
Investment                                     6,989            7,809
Securities
Mortgage-backed Securities                    28,776           25,633
Cash and Cash Equivalents                      3,338            4,911
Deposits                                     108,384          109,218
Other Borrowings                              25,581           16,969
Stockholders                                  16,098           16,033
Equity


SELECTED OPERATING DATA

                                             AT OR FOR THE THREE      AT OR FOR THE SIX
                                             MONTHS ENDED JUNE 30    MONTHS ENDED JUNE 30
(in thousands)                                 2006        2005        2006        2005
                                             -------     -------     -------    -------
Total Interest                               $ 2,141     $ 1,896     $ 4,214    $ 3,746
Income
Total Interest Expense on Deposits               576         496       1,107        957
Total Interest Expense on Other Borrowings       275          25         511         25

Net Interest                                   1,290       1,375       2,596      2,764
Income
Provision for Loan Loss                           38           4          48         11
Non-interest                                      78          50         170        105
Income
Non-interest                                   1,326       1,271       2,647      2,524
Expense
Income Taxes                                       8          64          32        145
Net Income                                   $    (4)    $    86     $    39    $   189

PERFORMANCE RATIOS

Return on Average Assets                      (0.001)%     0.252%      0.051%     0.278%
Return on Average Equity                       (0.10)%      2.16%       0.48%      2.38%
Interest Rate                                   3.47%       3.94%       3.52%      3.98%
Spread

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                       0.20%       0.19%       0.20%      0.19%
Non-performing Loans to Total                   0.05%       0.17%       0.05%      0.17%
Assets

CAPITAL RATIO
Equity toTotal                                 10.60%      11.63%
Assets
